COLONIAL NEW YORK TAX-EXEMPT FUND
                             FUND YIELD CALCULATION
                           (CALENDAR MONTH-END METHOD)
                        30-DAY BASE PERIOD ENDED 1/31/98
                                                6
                            FundYield = [(a-b +1)   ]
                                       2[ ---     -1]
                                        [ cd    )   ]


                                               CLASS A     CLASS B      CLASS C
a = dividends and interest earned
    during the month.......................   $211,042    $216,335        $428

b = expenses accrued during the month           32,130      65,759         104

c = average dividend shares
    outstanding during the month...........  6,927,500   7,101,059      14,042

d = class maximum offering price per share
    on the last day of the month...........      $7.75       $7.38       $7.38


    YIELD..................................      4.03%       3.47%       3.78%
                                                 -----       -----       -----
    YIELD  WITHOUT WAIVER..................      3.86%       3.30%       3.30%
                                                 -----       -----       -----
    TAX-EQUIVALENT YIELD:..................      7.48%       6.44%       7.01%
                                                 -----       -----       -----